EXHIBIT 4.1

Morgan Stanley Smith Barney LLC

2000 Westchester Avenue

Purchase, New York 10577

November 17, 2015

Morgan Stanley Global Investment Solutions —

International Uncommon Values Trust, 2015 Series

c/o The Bank of New York Mellon, as Trustee

BNY Atlantic Terminal

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Re:	Morgan Stanley Global Investment Solutions —
International Uncommon Values Trust, 2015 Series

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-207358 for the above captioned trust.  We hereby consent to the use in the Registration Statement of the references to Morgan Stanley Smith Barney LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely,

MORGAN STANLEY SMITH BARNEY LLC

By	/s/ SCOTT RICHARDSON
Executive Director